Exhibit 99.1

SandRidge Energy, Inc. Reports Financial and Operational Results
for Fourth Quarter and Full Year of 2017

Oklahoma City, Oklahoma, February 21, 2018 /PRNewswire/ – SandRidge Energy, Inc. (the “Company” or “SandRidge”) (NYSE:SD) today announced financial and operational results for the quarter and fiscal year ended December 31, 2017. Additionally, the Company will host a conference call to discuss these results on February 22, at 8:00 a.m. CT (833-245-9650, International: 647-689-4222 – passcode: 4489951). Presentation slides will be available on the Company’s website, www.sandridgeenergy.com, under Investor Relations/Presentations & Events.

Highlights During 2017 Include:

Net Income of $47 Million and Adjusted Net Income of $52 Million for 2017

EBITDA of $175 Million and Adjusted EBITDA of $193 Million for 2017

Proved Reserves at Year End 2017 of 178 MMBoe with 17% Increase in Proved Oil Reserves Over Year End 2016

SEC Total Proved PV-10 of $749 Million ($835 Million Using Year End Strip Pricing), 71% Increase Over Year End 2016

Production of 14.9 MMBoe at High End of Guidance for 2017

Oil Production Increase of 73 MBo or 8% in Fourth Quarter 2017 Over Third Quarter 2017

Bill Griffin, President and CEO said, "SandRidge enters 2018 with a revised strategy and strong platform for economic growth. I step into this role with a full and determined commitment to work diligently with our veteran, senior executive team to quickly implement the announced G&A reductions, while maintaining core competencies and shifting organizational focus. 2017 was a year of solid operating performance, delivering within, or exceeding our production and cost guidance.  Importantly, the NPV-10 of our total proved reserve base increased to $835 million when utilizing year-end strip pricing. SandRidge has tremendous potential moving forward. We are taking steps for meaningful improvements in our cash flow margins and we have a significant undeveloped acreage position and prospect inventory. These facts, in combination with a strong and clean balance sheet, give us significant optionality to capture the most attractive opportunities and create meaningful value."

Financial Results
Fourth Quarter
For the fourth quarter, the Company reported a net loss of $19 million, or $0.54 per share, and net cash provided by operating activities of $33 million. When adjusting these reported amounts for items that are typically excluded by the investment community on the basis that such items affect the comparability of results, the Company’s “adjusted net income” amounted to $12 million, or $0.34 per share, and “operating cash flow” totaled $41 million. Earnings before interest, income taxes, depreciation, depletion, and amortization, adjusted for certain other items, otherwise referred to as “adjusted EBITDA,” for the fourth quarter was $49 million.(1)
Full Year

For the full year of 2017, the Company reported net income of $47 million, or $1.44 per share, and net cash provided by operating activities of $181 million. Adjusted net income amounted to $52 million, or $1.61 per share, and operating cash flow totaled $183 million. Adjusted EBITDA for the full year was $193 million. (1)
1) The Company has defined and reconciled certain non-GAAP financial measures including adjusted net income, operating cash flow, EBITDA, adjusted EBITDA, PV-10 and adjusted G&A expense and current net debt, to the most directly comparable GAAP financial measures in supporting tables at the conclusion of this press release under the “Non-GAAP Financial Measures” beginning on page 15.

Liquidity & Capital Structure
As of February 15, 2018, the Company's total liquidity was $496 million, which includes $78 million of cash and $418 million capacity under the credit facility, net of outstanding letters of credit.
The Company currently has no funds drawn under its credit facility and has provided notice that it intends to repay in full its $38 million building note on February 24, 2018. Interest on the building note is scheduled to increase from 8% to 10% in October 2018. Following repayment of the building note, the Company will have no outstanding long-term debt.

Hedging
For 2018, 86% of the Company’s expected liquids production is hedged (at the midpoint of guidance) using derivative instruments for approximately 3.8 million barrels of oil at an average NYMEX WTI price of $55.75. In light of the high correlation between NGL and NYMEX WTI prices, the Company manages a portion of its NGL price exposure using NYMEX WTI contracts at a three-to-one (3:1) NGL to crude ratio. For 2018, the Company also has approximately 17.3 billion cubic feet of natural gas (54% of the midpoint of our guidance) hedged at an average price of $3.16 per MMBtu. For 2019, the Company has approximately 1.8 million barrels of oil hedged at an average WTI price of $54.29.

Operational Results and Activity
Production totaled 3.5 MMBoe (29% oil, 22% NGLs and 49% natural gas) for the fourth quarter, and 14.9 MMBoe for the full year of 2017, at the high end of guidance (14.2-14.9 MMBoe). Oil production grew 8% during the fourth quarter to 1,027 MBo from 954 MBo in the third quarter. The Company averaged two rigs in the NW STACK targeting the Meramec and one rig targeting multiple benches of the Niobrara in the North Park Basin during the quarter. Capital expenditures were $80 million during the quarter, bringing the total for the year to $248 million (excluding acquisitions) compared to 2017 guidance of $250-260 million.

Mid-Continent Assets in Oklahoma and Kansas
In the fourth quarter, production in the Mid-Continent totaled 3.2 MMBoe (23% oil). The Company averaged two rigs in the NW STACK targeting the Meramec and drilled three wells (two SRLs and one XRL). Of the three wells drilled, two were under the previously announced Drilling Participation Agreement. The Company brought eight wells online (six SRLs and two XRLs), and the wells with available 30-Day IPs averaged 565 Boepd (72% oil) for SRLs and 770 Boepd (73% oil) for XRLs.
In 2017, the Company drilled eight XRLs and nine SRLs in the NW STACK targeting the Meramec with one to two rigs. Of the 17 wells drilled, three were under the Drilling Participation Agreement that primarily covers Major and Woodward counties. Drilling and completion costs for SRLs and XRLs are currently $4.4 million and $6.5 million, respectively.

Niobrara Asset in North Park Basin, Jackson County, Colorado

Oil production in the North Park Basin totaled 201 MBo for the fourth quarter. During the quarter, the Company averaged one rig targeting multiple benches in the Niobrara, drilled three XRLs and brought three XRLs online. Two of the XRLs brought online had available 30-Day IPs averaging 1,109 Boepd (91% oil).
In 2017, the Company drilled eight XRLs and brought five wells to sales with one rig in North Park, confirming all four Niobrara benches (A, B, C and D) productive. Commercial productivity was confirmed in the B, C and D benches, while further determination of the A bench commerciality is ongoing. The Company has drilled the first four wells of an eight well spacing test, evaluating the B, C and D benches in a wine rack configuration. The Company will drill the remaining four wells of the test during the second quarter of 2018.

Other Operational Activities
During the fourth quarter, Permian Central Basin Platform properties produced 119 MBoe (1.3 MBoepd, 81% oil, 12% NGLs, 7% natural gas).

Year End 2017 Estimated Proved Reserves
The Company’s total estimated SEC proved reserves as of December 31, 2017 were 178 MMBoe, an increase of 8% year over year. Reserves increased due to reserve additions and pricing revisions, with a 130% reserve replacement ratio (excluding pricing adjustments). SEC proved reserves PV-10 was $749 million, an increase of 71% year over year. SEC pricing used in the preparation of the December 31, 2017 reserves was $51.34 per Bbl for oil and $2.98 per MMBtu for natural gas, before adjustments.
For comparative purposes, utilizing NYMEX forward closing prices for oil and natural gas on December 29, 2017 (the last trading day of 2017), total NYMEX strip-based proved reserves at December 31, 2017 were 181 MMBoe, with a PV-10 of $835 million. NYMEX strip-based proved reserves are calculated based on the SEC proved reserves estimation methodology, but applying NYMEX strip prices rather than SEC pricing. NYMEX strip-based PV-10 uses annual average prices for oil and natural gas shown in the NYMEX Strip Pricing table below.

	Oil MBbls	NGLs MBbls	Gas MMcf	Equivalent MBoe[1]	Standardized Measure /PV-10 $MM
Proved Reserves, December 31, 2016	52,884	33,607	464,782	163,955	$438
Revisions	804	2,628	44,679	10,879
Purchases	18	70	683	202
Extensions & Additions	12,446	1,914	30,080	19,373
Sales of Assets	(204)	(529)	(7,055)	(1,909)
Production	(4,157)	(3,376)	(44,237)	(14,906)
Proved Reserves, December 31, 2017	61,791	34,314	488,932	177,594	$749

1) Equivalent Boe are calculated using an energy equivalent ratio of six Mcf of natural gas to one Bbl of oil. Using an energy-equivalent ratio does not factor in price differences and energy-equivalent prices may differ significantly among produced products.

SEC Proved Reserves and NYMEX Strip-Based Proved Reserves

	YE 2017@SEC Pricing[1]		YE 2017@ NYMEX Strip Pricing[2]
	Equivalent MBoe	Standardized measure / PV-10 $MM	Equivalent MBoe	PV-10 $MM
Developed	123,765	$574	126,675	$630
Undeveloped	53,829	$175	53,905	$206
Total Proved	177,594	$749	180,580	$835

1) SEC Pricing remains flat for reserve life at $51.34/Bo & $2.98/MMBtu
2) NYMEX Strip pricing as of December 29, 2017, shown in table below

NYMEX Strip Pricing (as of 12/29/2017)
Year	Oil	Gas
2017	$50.96	$3.11
2018	$59.40	$2.83
2019	$55.94	$2.81
2020	$53.60	$2.82
2021	$52.20	$2.85
2022	$51.66	$2.89
2023+	$52.44	$3.08

2018 Operational and Capital Expenditure Guidance
The Company is currently running one drilling rig in the NW STACK under its Drilling Participation Agreement as well as one rig in the North Park Basin. Capital allocation opportunities based on total return are also under review to exploit high-graded Mississippian Lime locations. The 2018 capital expenditure guidance range is $180 - $190 million. As previously announced, the Company is in the process of instituting changes in its organizational structure to efficiently execute its strategic objectives. These changes are expected to reduce ongoing G&A cash expenses by one-third to $36 - $39 million per year. At these new levels of expense, G&A cash expenses will have been cut by more than half since the Company's emergence from bankruptcy in October 2016. Production and other operational guidance detail for the full year of 2018 can be found below.

Guidance
Projection as of
February 21, 2018
Production
Oil (MMBbls)	3.4 - 3.6
Natural Gas Liquids (MMBbls)	2.6 - 2.8
Total Liquids (MMBbls)	6.0 - 6.4
Natural Gas (Bcf)	31.5 - 33.0
Total (MMBoe)	11.3 - 11.9

Price Realization
Oil (per Bbl)	$2.80
Natural Gas Liquids (realized % of NYMEX WTI)	33%
Natural Gas (per MMBtu)	$1.20

Expenses
LOE	$95 - $105 million
Adjusted G&A Expense[1]	$41 - $44 million

% of Revenue
Production Taxes	4.80%

Capital Expenditures ($ in millions)
Drilling and Completion
Mid-Continent	$6 - $8
North Park Basin	76 - 84
Other[2]	34
Total Drilling and Completion	$116 - $126

Other E&P
Land, G&G, and Seismic	$15
Infrastructure[3]	15
Workover	25
Capitalized G&A and Interest	8
Total Other Exploration and Production	$63

General Corporate	1
Total Capital Expenditures	$180 - $190
(excluding acquisitions and plugging and abandonment)

1)
Adjusted G&A expense is a non-GAAP financial measure. The Company has defined this measure at the conclusion of this press release under "Non-GAAP Financial Measures" beginning on page 15. Information to reconcile this non-GAAP financial measure to the most directly comparable GAAP financial measure is not available at this time, as management is unable to forecast the excluded items for future periods.

2)	Primarily 2017 Carryover

3)	Includes Production facilities, Pipeline ROW and Electrical

2017 Actual Results vs. 2017 Capital Expenditure and Operational Guidance
The table below presents the actual results of the Company’s operations and capital expenditures for the full year of 2017 in comparison to its previous guidance, provided on November 1, 2017.

	FY 2017 Actuals	FY 2017 Guidance (Midpoint)	Delta

Production
Oil (MMBbls)	4.2	4.2	0.0
Natural Gas Liquids (MMBbls)	3.4	3.2	0.2
Total Liquids (MMBbls)	7.6	7.4	0.2
Natural Gas (Bcf)	44.2	42.8	1.5
Total (MMBoe)	14.9	14.5	0.4

Cost per Boe
LOE	$6.89	$7.08	(0.19)
Adjusted G&A Expense[1]	$3.72	$4.10	(0.38)

Capital Expenditures ($ in Millions)
Drilling and Completion
Mid-Continent	$66	$63	$3
North Park Basin	56	63	(6)
Other[2]	22	20	2
Total Drilling and Completion	144	145	(1)
Other E&P
Land, G&G, and Seismic	48	46	2
Infrastructure[3]	15	18	(3)
Workovers	28	30	(2)
Capitalized G&A and Interest	12	14	(2)
Total Other Exploration and Production	102	108	(6)

General Corporate	1	2	(1)

Total Capital Expenditures (excluding acquisitions and plugging and abandonment)	$248	$255	$(7)

1) Adjusted G&A expense is a non-GAAP financial measure. The Company has defined this measure at the conclusion of this press release under the "Non-GAAP Financial Measures" beginning on page 15. Information to reconcile this non-GAAP financial measure to the most directly comparable GAAP financial measure is not available at this time, as management is unable to forecast the excluded items for future periods.

2) 2016 Carryover, Coring, Non-Op and SWD
3) Includes Production facilities, Pipeline ROW and Electrical

Operational and Financial Statistics
Upon emergence from Chapter 11 reorganization on October 4, 2016, the Company elected to adopt fresh start accounting effective October 1, 2016. As a result of the application of fresh start accounting and the effects of the implementation of the plan of reorganization, the financial statements on or after October 1, 2016 are not comparable with the financial statements prior to that date. References to the “Successor” refer to SandRidge subsequent to adoption of fresh start accounting. References to the “Predecessor” refer to SandRidge prior to adoption of fresh start accounting.

Information regarding the Company’s production, pricing, costs and earnings is presented below:

	Successor				Successor	Predecessor
	Three Months Ended	Year Ended	Combined Year Ended December 31, 2016		Period from October 2, 2016 through December 31, 2016	Period from January 1, 2016 through October 1, 2016
	December 31, 2017
Production - Total
Oil (MBbl)	1,027	4,157	5,529		1,214	4,315
NGL (MBbl)	775	3,376	4,357		999	3,358
Natural Gas (MMcf)	10,354	44,237	56,895		12,771	44,124
Oil equivalent (MBoe)	3,528	14,906	19,369	—	4,342	15,027
Daily production (MBoed)	38.3	40.8	52.9		47.2	54.8

Average price per unit
Realized oil price per barrel - as reported	$53.31	$48.72	$39.09		$47.03	$36.85
Realized impact of derivatives per barrel	(2.54)	1.03	12.74		7.56	14.20
Net realized price per barrel	$50.77	$49.75	$51.83		$54.59	$51.05

Realized NGL price per barrel - as reported	$23.69	$18.16	$13.15		$14.77	$12.67
Realized impact of derivatives per barrel	—	—	—		—	—
Net realized price per barrel	$23.69	$18.16	$13.15		$14.77	$12.67

Realized natural gas price per Mcf - as reported	$1.92	$2.09	$1.84		$2.07	$1.78
Realized impact of derivatives per Mcf	0.21	0.06	(0.03)		(0.11)	(0.01)
Net realized price per Mcf	$2.13	$2.15	$1.81		$1.96	$1.77

Realized price per Boe - as reported	$26.35	$23.90	$19.53		$22.64	$18.63
Net realized price per Boe - including impact of derivatives	$26.23	$24.38	$23.08		$24.41	$22.70

Average cost per Boe
Lease operating (1)	$7.29	$6.89	$7.98		$5.76	$8.63
Production taxes	$1.19	$0.92	$0.45		$0.61	$0.41
Depletion (2)	$8.66	$7.92	$6.56		$8.31	$6.05

Earnings per share
(Loss) earnings per share applicable to common stockholders
Basic	$(0.54)	$1.45			$(17.61)	$2.01
Diluted	$(0.54)	$1.44			$(17.61)	$2.01

Adjusted net income (loss) per share available to common stockholders
Basic	$0.34	$1.62			$1.53	$(0.13)
Diluted	$0.34	$1.61			$0.86	$(0.13)

Weighted average number of shares outstanding (in thousands)
Basic	34,494	32,442			18,967	708,928
Diluted (3)	34,547	32,663			33,573	708,928

(1)	Transportation costs are presented as a reduction of revenue by the Successor Company compared to the Predecessor Company's presentation of these costs as lease operating expenses.

(2)	Includes accretion of asset retirement obligation.

(3)	Includes shares considered antidilutive for calculating loss per share in accordance with GAAP.

Capital Expenditures
The table below presents actual results of the Company’s capital expenditures for the three months and full year periods ended December 31, 2017 at the same level of detail as its full year capital expenditure guidance.

	Three Months Ended	Year Ended
	December 31, 2017	December 31, 2017
	(In thousands)	(In thousands)

Drilling and Completion
Mid-Continent	$18,312	$65,959
North Park Basin	31,449	56,230
Other[1]	3,870	22,245
Total Drilling and Completion	53,631	144,435

Other E&P
Land, G&G, and Seismic	7,718	47,633
Infrastructure[2]	9,970	14,759
Workovers	6,241	27,908
Capitalized G&A and Interest	2,748	12,151
Total Other Exploration and Production	26,677	102,452

General Corporate	(49)	1,358

Total Capital Expenditures	$80,260	$248,244
(excluding acquisitions and plugging and abandonment)

1) 2016 Carryover, Coring, Non-Op and SWD
2) Infrastructure - Production facilities, Pipeline ROW and Electrical

Derivative Contracts
The table below sets forth the Company’s consolidated oil and natural gas price swaps for 2018 and 2019 as of February 21, 2018:

	Quarter Ending

	3/31/2018	6/30/2018	9/30/2018	12/31/2018	FY 2018
WTI Swaps:
Total Volume (MMBbls)	1.05	1.00	0.92	0.83	3.80
Daily Volume (MBblspd)	11.7	11.0	10.0	9.0	10.4
Swap Price ($/bbl)	$55.46	$55.50	$56.04	$56.12	$55.75

Natural Gas Swaps:
Total Volume (Bcf)	6.30	3.64	3.68	3.68	17.30
Daily Volume (MMBtupd)	70.0	40.0	40.0	40.0	47.4
Swap Price ($/MMBtu)	$3.24	$3.11	$3.11	$3.11	$3.16

	3/31/2019	6/30/2019	9/30/2019	12/31/2019	FY 2019
WTI Swaps:
Total Volume (MMBbls)	0.45	0.46	0.46	0.46	1.83
Daily Volume (MBblspd)	5.0	5.0	5.0	5.0	5.0
Swap Price ($/bbl)	$54.29	$54.29	$54.29	$54.29	$54.29

Capitalization
The Company’s capital structure as of December 31, 2017 and December 31, 2016 is presented below:

	December 31,	December 31,
	2017	2016
	(In thousands)

Cash, cash equivalents and restricted cash	$101,308	$174,071

Credit facility	$—	$—
Building note	37,502	36,528
Mandatorily convertible 0% notes	—	268,780
Total debt	37,502	305,308

Stockholders’ equity
Common stock	36	20
Warrants	88,500	88,381
Additional paid-in capital	1,038,324	758,498
Accumulated deficit	(286,920)	(333,982)
Total SandRidge Energy, Inc. stockholders’ equity	839,940	512,917

Total capitalization	$877,442	$818,225

SandRidge Energy, Inc. and Subsidiaries Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Successor		Predecessor
	Year Ended December 31, 2017	Period from October 2, 2016 through December 31, 2016	Period from January 1, 2016 through October 1, 2016	Year Ended December 31, 2015
Revenues
Oil, natural gas and NGL	$356,210	$98,307	$279,971	$707,434
Other	1,089	149	13,838	61,275
Total revenues	357,299	98,456	293,809	768,709
Expenses
Production	102,728	24,997	129,608	308,701
Production taxes	13,644	2,643	6,107	15,440
Depreciation and depletion—oil and natural gas	118,035	36,061	90,978	324,390
Depreciation and amortization—other	13,852	3,922	21,323	47,382
Impairment	4,019	319,087	718,194	4,534,689
General and administrative	76,024	9,837	116,091	137,715
Terminated merger costs	8,162	—	—	—
Employee termination benefits	4,815	12,334	18,356	12,451
(Gain) loss on derivative contracts	(24,090)	25,652	4,823	(73,061)
Loss on settlement of contract	—	—	90,184	50,976
Other operating expenses	479	268	4,348	52,704
Total expenses	317,668	434,801	1,200,012	5,411,387
Income (loss) from operations	39,631	(336,345)	(906,203)	(4,642,678)
Other (expense) income
Interest expense	(3,868)	(372)	(126,099)	(321,421)
Gain on extinguishment of debt	—	—	41,179	641,131
Gain on reorganization items, net	—	—	2,430,599	—
Other income, net	2,550	2,744	1,332	2,040
Total other (expense) income	(1,318)	2,372	2,347,011	321,750
Income (loss) before income taxes	38,313	(333,973)	1,440,808	(4,320,928)
Income tax (benefit) expense	(8,749)	9	11	123
Net income (loss)	47,062	(333,982)	1,440,797	(4,321,051)
Less: net loss attributable to noncontrolling interest	—	—	—	(623,506)
Net income (loss) attributable to SandRidge Energy, Inc.	47,062	(333,982)	1,440,797	(3,697,545)
Preferred stock dividends	—	—	16,321	37,950
Income available (loss applicable) to SandRidge Energy, Inc. common stockholders	$47,062	$(333,982)	$1,424,476	$(3,735,495)
Earnings (loss) per share
Basic	$1.45	$(17.61)	$2.01	$(7.16)
Diluted	$1.44	$(17.61)	$2.01	$(7.16)
Weighted average number of common shares outstanding
Basic	32,442	18,967	708,928	521,936
Diluted	32,663	18,967	708,928	521,936

SandRidge Energy, Inc. and Subsidiaries Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,
	2017	2016
ASSETS
Current assets
Cash and cash equivalents	$99,143	$121,231
Restricted cash - collateral	—	50,000
Restricted cash - other	2,165	2,840
Accounts receivable, net	71,277	74,097
Derivative contracts	1,310	—
Prepaid expenses	5,248	5,375
Other current assets	15,954	3,633
Total current assets	195,097	257,176
Oil and natural gas properties, using full cost method of accounting
Proved (includes development and project costs excluded from amortization of $16.7 million at December 31, 2016)	1,056,806	840,201
Unproved	100,884	74,937
Less: accumulated depreciation, depletion and impairment	(460,431)	(353,030)
	697,259	562,108
Other property, plant and equipment, net	225,981	255,824
Other assets	1,290	6,284
Total assets	$1,119,627	$1,081,392

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$139,155	$116,517
Derivative contracts	10,627	27,538
Asset retirement obligations	41,017	66,154
Other current liabilities	8,115	3,497
Total current liabilities	198,914	213,706
Long-term debt	37,502	305,308
Derivative contracts	3,568	2,176
Asset retirement obligations	36,527	40,327
Other long-term obligations	3,176	6,958
Total liabilities	279,687	568,475
Commitments and contingencies
Stockholders’ Equity
Common stock, $0.001 par value; 250,000 shares authorized; 35,650 issued and outstanding at December 31, 2017 and 21,042 issued and 19,635 outstanding at December 31, 2016	36	20
Warrants	88,500	88,381
Additional paid-in capital	1,038,324	758,498
Accumulated deficit	(286,920)	(333,982)
Total stockholders’ equity	839,940	512,917
Total liabilities and stockholders’ equity	$1,119,627	$1,081,392

SandRidge Energy, Inc. and Subsidiaries Condensed Consolidated Cash Flows
(In thousands)

	Successor		Predecessor
	Year Ended December 31, 2017	Period from October 2, 2016 through December 31, 2016	Period from January 1, 2016 through October 1, 2016	Year Ended December 31, 2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$47,062	$(333,982)	$1,440,797	$(4,321,051)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Provision for doubtful accounts	406	(13,166)	16,704	—
Depreciation, depletion and amortization	131,887	39,983	112,301	371,772
Impairment	4,019	319,087	718,194	4,534,689
Gain on reorganization items, net	—	—	(2,442,436)	—
Debt issuance costs amortization	430	—	4,996	11,884
Amortization of discount, net of premium, on debt	(330)	(81)	2,734	3,130
Gain on extinguishment of debt	—	—	(41,179)	(641,131)
Write off of debt issuance costs	—	—	—	7,108
(Gain) loss on debt derivatives	—	—	(1,324)	10,377
Cash paid for early conversion of convertible notes	—	—	(33,452)	(32,741)
(Gain) loss on derivative contracts	(24,090)	25,652	4,823	(73,061)
Cash received on settlement of derivative contracts	7,260	7,698	72,608	327,702
Loss on settlement of contract	—	—	90,184	50,976
Cash paid on settlement of contract	—	—	(11,000)	(24,889)
Stock-based compensation	15,750	6,250	9,075	18,380
Other	344	717	(3,260)	2,842
Changes in operating assets and liabilities increasing (decreasing) cash
Deconsolidation of noncontrolling interest	—	—	(9,654)	—
Receivables	115	12,872	36,116	201,907
Prepaid expenses	127	(1,079)	(5,681)	1,148
Other current assets	191	(260)	(181)	12,710
Other assets and liabilities, net	4,186	1,505	(7,542)	2,239
Accounts payable and accrued expenses	(2,199)	990	(3,595)	(86,470)
Asset retirement obligations	(3,979)	(591)	(61,305)	(3,984)
Net cash provided by (used in) operating activities	181,179	65,595	(112,077)	373,537
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures for property, plant and equipment	(219,246)	(51,676)	(186,452)	(879,201)
Acquisitions of assets	(48,312)	—	(1,328)	(216,943)
Proceeds from sale of assets	21,834	11,841	20,090	56,504
Net cash used in investing activities	(245,724)	(39,835)	(167,690)	(1,039,640)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	—	—	489,198	2,065,000
Repayments of borrowings	—	(414,954)	(74,243)	(939,466)
Debt issuance costs	(1,488)	—	(333)	(53,244)
Proceeds from building mortgage	—	—	26,847	—
Payment of mortgage proceeds and cash recovery to debt holders	—	—	(33,874)	—
Noncontrolling interest distributions	—	—	—	(138,305)
Cash paid for tax withholdings on vested stock awards	(6,730)	(110)	(44)	(3,535)
Dividends paid—preferred	—	—	—	(11,262)
Other	—	3	—	1,250
Net cash (used in) provided by financing activities	(8,218)	(415,061)	407,551	920,438
NET (DECREASE) INCREASE IN CASH, CASH EQUIVALENTS and RESTRICTED CASH	(72,763)	(389,301)	127,784	254,335
CASH, CASH EQUIVALENTS and RESTRICTED CASH, beginning of year	174,071	563,372	435,588	181,253
CASH, CASH EQUIVALENTS and RESTRICTED CASH end of year	$101,308	$174,071	$563,372	$435,588

Conference Call Information
The Company will host a conference call to discuss these results on Thursday, February 22, 2018 at 8:00 am CT. The telephone number to access the conference call from within the U.S. is (833) 245-9650 and from outside the U.S. is (647) 689-4222. The passcode for the call is 4489951. An audio replay of the call will be available from February 22, 2018 until 11:59 pm CT on March 24, 2018. The number to access the conference call replay from within the U.S. is (800) 585-8367 and from outside the U.S. is (416) 621-4642. The passcode for the replay is 4489951.
A live audio webcast of the conference call will also be available via SandRidge's website, www.sandridgeenergy.com, under Investor Relations/Presentation & Events. The webcast will be archived for replay on the Company's website for 30 days.

Non-GAAP Financial Measures
This press release includes non-GAAP financial measures. These non-GAAP measures are not alternatives to GAAP measures, and you should not consider these non-GAAP measures in isolation or as a substitute for analysis of our results as reported under GAAP. Below is additional disclosure regarding each of the non-GAAP measures used in this press release, including reconciliations to their most directly comparable GAAP measure.

Reconciliation of Cash Provided by (Used in) Operating Activities to Operating Cash Flow
The Company defines operating cash flow as net cash provided by (used in) operating activities before changes in operating assets and liabilities, as shown in the following table. Operating cash flow is a supplemental financial measure used by the Company's management and by securities analysts, investors, lenders, rating agencies and others who follow the industry as an indicator of the Company's ability to internally fund exploration and development activities and to service or incur additional debt. The Company also uses this measure because operating cash flow relates to the timing of cash receipts and disbursements that the Company may not control and may not relate to the period in which the operating activities occurred. Further, operating cash flow allows the Company to compare its operating performance and return on capital with those of other companies without regard to financing methods and capital structure. This measure should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.

	Successor			Successor	Predecessor
	Three Months Ended	Year Ended	Combined Year Ended December 31, 2016	Period from October 2, 2016 through December 31, 2016	Period from January 1, 2016 through October 1, 2016
	December 31, 2017
	(In thousands)
Net cash provided by (used in) operating activities	$33,273	$181,179	$(46,482)	$65,595	$(112,077)
Changes in operating assets and liabilities	7,258	1,559	37,759	(13,437)	51,196
Operating cash flow	$40,531	$182,738	$(8,723)	$52,158	$(60,881)

Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA
The Company defines EBITDA as net (loss) income before income tax (benefit) expense, interest expense, depreciation and amortization - other and depreciation and depletion - oil and natural gas. Adjusted EBITDA, as presented herein, is EBITDA excluding items that the Company believes affect the comparability of operating results such as items whose timing and/or amount cannot be reasonably estimated or are non-recurring, as shown in the following tables.
Adjusted EBITDA is presented because management believes it provides useful additional information used by the Company's management and by securities analysts, investors, lenders, ratings agencies and others who follow the industry, for analysis of the Company’s financial and operating performance on a recurring basis and the Company’s ability to internally fund exploration and development, and to service or incur additional debt. In addition, management believes that adjusted EBITDA is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry. The Company's adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

	Successor			Successor	Predecessor
	Three Months Ended	Year Ended	Combined Year Ended December 31, 2016	Period from October 2, 2016 through December 31, 2016	Period from January 1, 2016 through October 1, 2016
	December 31, 2017
	(In thousands)
Net (loss) income	$(18,760)	$47,062	$1,106,815	$(333,982)	$1,440,797

Adjusted for
Income tax (benefit) expense	(253)	(8,749)	20	9	11
Interest expense	1,377	4,886	129,107	1,590	127,517
Depreciation and amortization - other	3,123	13,852	25,245	3,922	21,323
Depreciation and depletion - oil and natural gas	30,549	118,035	127,039	36,061	90,978
EBITDA	16,036	175,086	1,388,226	(292,400)	1,680,626

Asset impairment	544	4,019	1,037,281	319,087	718,194
Stock-based compensation	3,134	13,923	6,257	1,966	4,291
Loss (gain) on derivative contracts	21,934	(24,090)	30,475	25,652	4,823
Cash (paid) received upon settlement of derivative contracts (1)	(440)	7,260	80,306	13,455	66,851
Loss on settlement of contract	—	—	90,184	—	90,184
Restructuring costs (2)	—	8,554	53,544	17,138	36,406
Drilling participation agreement transaction costs	20	2,901	—	—	—
Terminated merger costs	8,162	8,162	—	—	—
Oil field services - exit costs	—	—	2,428	—	2,428
Gain on extinguishment of debt	—	—	(41,179)	—	(41,179)
Gain on reorganization items, net	—	—	(2,430,599)	—	(2,430,599)
Employee incentive and retention	—	—	22,984	2,843	20,141
Other	92	(2,620)	(1,840)	(16,660)	14,820

Adjusted EBITDA	$49,482	$193,195	$238,067	$71,081	$166,986

(1) Excludes amounts received for early settlement of contracts in the year ended December 31, 2016.
(2) Includes severance.

Reconciliation of Cash Provided by (Used in) Operating Activities to Adjusted EBITDA

	Successor			Successor	Predecessor
	Three Months Ended	Year Ended	Combined Year Ended December 31, 2016	Period from October 2, 2016 through December 31, 2016	Period from January 1, 2016 through October 1, 2016
	December 31, 2017
	(In thousands)
Net cash provided by (used in) operating activities	$33,273	$181,179	$(46,482)	65,595	$(112,077)

Changes in operating assets and liabilities	7,258	1,559	37,759	(13,437)	51,196
Interest expense	1,377	4,886	129,107	1,590	127,517
Cash received on early settlement of derivative contracts	—	—	(17,894)	—	(17,894)
Contractual maturity reached on previous early settlements	—	—	17,893	5,756	12,137
Cash paid on early conversion of convertible notes	—	—	33,452	—	33,452
Cash paid on settlement of contract	—	—	11,000	—	11,000
Gain on convertible notes derivative liability	—	—	1,324	—	1,324
Oil field services - exit costs (1)	—	—	2,386	—	2,386
Restructuring costs (1)(2)	—	6,729	44,180	12,852	31,328
Drilling participation agreement transaction costs	20	2,901	—	—	—
Income tax (benefit) expense	(253)	(8,749)	—	—	—
Terminated merger costs	8,162	8,162	—	—	—
Cash paid for reorganization items	—	—	12,483	—	12,483
Employee incentive and retention	—	—	22,984	2,843	20,141
Other	(355)	(3,472)	(10,125)	(4,118)	(6,007)

Adjusted EBITDA	$49,482	$193,195	$238,067	$71,081	$166,986

(1) Excludes associated stock-based compensation.
(2) Includes severance.

Reconciliation of Net (Loss) Income Available to Common Stockholders to Adjusted Net Income Available to Common Stockholders
The Company defines adjusted net (loss) income as net (loss) income excluding items that the Company believes affect the comparability of operating results and are typically excluded from published estimates by the investment community, including items whose timing and/or amount cannot be reasonably estimated or are non-recurring, as shown in the following tables.
Management uses the supplemental measure of adjusted net (loss) income as an indicator of the Company's operational trends and performance relative to other oil and natural gas companies and believes it is more comparable to earnings estimates provided by securities analysts. Adjusted net (loss) income is not a measure of financial performance under GAAP and should not be considered a substitute for net (loss) income available to common stockholders.

	Successor
	Three Months Ended December 31, 2017		Year Ended December 31, 2017
	$	$/Diluted Share	$	$/Diluted Share
	(In thousands, except per share amounts)
Net (loss) income available to common stockholders	$(18,760)	$(0.54)	$47,062	$1.44

Asset impairment	544	0.02	4,019	0.12
Loss (gain) on derivative contracts	21,934	0.62	(24,090)	(0.73)
Cash (paid) received upon settlement of derivative contracts	(440)	(0.01)	7,260	0.22
Restructuring costs (1)	—	—	8,554	0.26
Drilling participation agreement transaction costs	20	—	2,901	0.09
Terminated merger costs	8,162	0.24	8,162	0.25
Other	246	0.01	(1,396)	(0.04)

Adjusted net income available to common stockholders	$11,706	$0.34	$52,472	$1.61

	Basic	Diluted (2)	Basic	Diluted (2)
Weighted average number of common shares outstanding	34,494	34,547	32,442	32,663

Total adjusted net income per share	$0.34	$0.34	$1.62	$1.61

(1) Includes severance.
(2) Weighted average fully diluted common shares outstanding for certain periods presented includes shares that are considered antidilutive for calculating loss per share in accordance with GAAP.

Reconciliation of Net Income (Loss) Available to Common Stockholders to Adjusted Net (Loss) Income Available to Common Stockholders

	Combined Year Ended December 31, 2016	Successor		Predecessor
		Period from October 2, 2016 through December 31, 2016		Period from January 1, 2016 through October 1, 2016
	$	$	$/Diluted Share	$	$/Diluted Share
	(In thousands, except per share amounts)
Net income (loss) available to common stockholders	$1,090,494	$(333,982)	$(9.95)	$1,424,476	$2.01

Asset impairment	1,037,281	319,087	9.50	718,194	1.01
Loss on derivative contracts	30,475	25,652	0.76	4,823	0.01
Cash received upon settlement of derivative contracts (1)	80,306	13,455	0.40	66,851	0.09
Gain on convertible notes derivative liability	(1,324)	—	—	(1,324)	—
Loss on settlement of contract	90,184	—	—	90,184	0.13
Restructuring costs (2)	53,544	17,138	0.51	36,406	0.05
Oil field services - exit costs	2,428	—	—	2,428	—
Gain on extinguishment of debt	(41,179)	—	—	(41,179)	(0.06)
Gain on reorganization items, net	(2,430,599)	—	—	(2,430,599)	(3.43)
Employee incentive and retention	22,984	2,843	0.08	20,141	0.03
Other	1,565	(15,171)	(0.44)	16,736	0.03

Adjusted net (loss) income available to common stockholders	$(63,841)	$29,022	$0.86	$(92,863)	$(0.13)

		Basic	Diluted (3)	Basic	Diluted (3)
Weighted average number of common shares outstanding		18,967	33,573	708,928	708,928

Total adjusted net income (loss) per share		$1.53	$0.86	$(0.13)	$(0.13)

(1) Excludes amounts received for early settlement of contracts in the 2016 periods.
(2) Includes severance.
(3) Weighted average fully diluted common shares outstanding for certain periods presented includes shares that are considered antidilutive for calculating loss per share in accordance with GAAP.

Reconciliation of G&A to Adjusted G&A
The Company reports and provides guidance on Adjusted G&A per Boe because it believes this measure is commonly used by management, analysts and investors as an indicator of cost management and operating efficiency on a comparable basis from period to period, and to compare and make investment recommendations of companies in the oil and gas industry. This non-GAAP measure allows for the analysis of general and administrative spend without regard to stock-based compensation programs, and other non-recurring cash items which can vary significantly between companies. Adjusted G&A per Boe is not a measure of financial performance under GAAP and should not be considered a substitute for general and administrative expense per Boe. Therefore, the Company’s Adjusted G&A per Boe may not be comparable to other companies’ similarly titled measures.
The Company defines adjusted G&A as general and administrative expense adjusted for certain non-cash stock-based compensation and other non-recurring items, as shown in the following tables.

	Successor
	Three Months Ended December 31, 2017		Year Ended December 31, 2017
	$	$/Boe	$	$/Boe
	(In thousands, except per Boe amounts)
General and administrative	$16,840	$4.77	$76,024	$5.10
Stock-based compensation (1)	(3,134)	(0.88)	(13,925)	(0.94)
Restructuring costs	—	—	(3,739)	(0.25)
Drilling participation agreement transaction costs	(20)	(0.01)	(2,901)	(0.19)
Adjusted G&A	$13,686	$3.88	$55,459	$3.72

	Combined Year Ended December 31, 2016		Successor		Predecessor
			Period from October 2, 2016 through December 31, 2016		Period from January 1, 2016 through October 1, 2016
	$	$/Boe	$	$/Boe	$	$/Boe
	(In thousands, except per Boe amounts)
General and administrative	$125,928	$6.50	$9,837	$2.27	$116,091	$7.73
Stock-based compensation (1)	(5,963)	(0.31)	(1,965)	(0.45)	(3,998)	(0.27)
Employee incentive and retention	(22,984)	(1.19)	(2,843)	(0.65)	(20,141)	(1.34)
Restructuring costs	(23,669)	(1.22)	(4,804)	(1.11)	(18,865)	(1.26)
Doubtful receivable (write-off) recovery	(3,556)	(0.18)	13,166	3.02	(16,722)	(1.11)
Shareholder litigation costs	(963)	(0.05)	—	—	(963)	(0.06)
Adjusted G&A	$68,793	$3.55	$13,391	$3.08	$55,402	$3.69

(1)	Year ended December 31, 2017, Successor 2016 Period and Predecessor 2016 Period exclude $1.8 million, $4.3 million and $5.1 million, respectively, for the acceleration of certain stock awards.

Reconciliation of PV-10 to Standardized Measure
PV-10 is a non-GAAP financial measure and represents the present value of estimated future cash inflows from proved oil, natural gas and NGL reserves, less future development and production costs, discounted at 10% per annum to reflect timing of future cash flows and using 12-month average prices for the year ended December 31, 2017. PV-10 differs from Standardized Measure because it does not include the effects of income taxes on future net revenues. PV-10 is used by the industry and by management as a reserve asset value measure to compare against past reserve bases and the reserve bases of other business entities. It is useful because its calculation is not dependent on the taxpaying status of the entity. Because of the present value of future income tax discounted at 10% is insignificant, these measures are equivalent.
The PV-10 of strip-based proved reserves is a non-GAAP financial measure and differs from standardized measure because it reflects the estimated proved reserves economically recoverable based on forward NYMEX strip prices rather than SEC pricing and does not include the effects of income taxes on future net revenues. PV-10 of strip-based proved reserves is useful to investors to illustrate the potential value of proved reserves that are economically recoverable in the current commodity price environment rather than SEC prices. Neither the PV-10 of the Company’s SEC reserves, the PV-10 of strip-based proved reserves nor the Standardized Measure represents an estimate of fair market value of the Company’s oil and natural gas properties.
Net Debt
The Company also uses the term net debt to determine the extent to which the Company’s outstanding debt obligations would be satisfied by its cash and cash equivalents on hand. Management believes this metric is useful to investors in determining the Company’s current leverage position following recent significant events subsequent to the period.

For further information, please contact:
Johna M. Robinson
Investor Relations
SandRidge Energy, Inc.
123 Robert S. Kerr Avenue
Oklahoma City, OK 73102-6406
(405) 429-5515

Cautionary Note to Investors - This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, the information appearing under the heading “2018 Operational and Capital Expenditure Guidance.” These statements express a belief, expectation or intention and are generally accompanied by words that convey projected future events or outcomes. The forward-looking statements include projections and estimates of the Company’s corporate strategies, future operations, and development plans and appraisal programs, projected acreage position, drilling inventory and locations, estimated oil, and natural gas and natural gas liquids production, rates of return, reserves, price realizations and differentials, hedging program, projected operating, general and administrative and other costs, projected capital expenditures, tax rates, efficiency and cost reduction initiative outcomes, liquidity and capital structure and infrastructure assessment and investment. We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the volatility of oil and natural gas prices, our success in discovering, estimating, developing and replacing oil and natural gas reserves, actual decline curves and the actual effect of adding compression to natural gas wells, the availability and terms of capital, the ability of counterparties to transactions with us to meet their obligations, our timely execution of hedge transactions, credit conditions of global capital markets, changes in economic conditions, the amount and timing of future development costs, the availability and demand for alternative energy sources, regulatory changes, including those related to carbon dioxide and greenhouse gas emissions, and other factors, many of which are beyond our control. We refer you to the discussion of risk factors in Part I, Item 1A - “Risk Factors” of our Annual Report on Form 10-K and in comparable “Risk Factor” sections of our Quarterly Reports on Form 10-Q filed after such form 10-K. All of the forward-looking statements made in this press release are qualified by these cautionary statements. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on our Company or our business or operations. Such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements.

SandRidge Energy, Inc. (NYSE: SD) is an oil and natural gas exploration and production company headquartered in Oklahoma City, Oklahoma with its principal focus on developing high-return, growth-oriented projects in the U.S. Mid-Continent and Niobrara Shale.